Cordovano and Honeck LLP	Certified Public Accountants
88 Inverness Circle East
Building M
Englewood, Colorado 80112
(303) 329-0220 Phone
(303) 316-7493 Fax

February 17, 2006

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:	Nicklebys.com, Inc. EIN: 84-1494708

We have read the statements made by Nicklebys.com, Inc. (the “Registrant”), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K-A, and are in agreement with the statements concerning our Firm in such Form 8-K-A.

We also have no basis to agree or disagree with the Company's statements regarding Miller and McCollom, CPAs.

Sincerely,

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP